Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectuses of GreenTree Hospitality Group Ltd. for the registration of its Class A ordinary shares, represented by American Depositary Shares, and to the incorporation by reference therein of our report dated April 30, 2019, with respect to the consolidated financial statements of GreenTree Hospitality Group Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

June 13, 2019